                                   EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              THE MONEY STORE INC.

     Pursuant to the provisions of Section 14A:9-5, Corporations, General, of the New Jersey Statutes, the undersigned corporation hereby adopts the following Restated Certificate of Incorporation:

     FIRST: The name of the corporation is

                              THE MONEY STORE INC.

     SECOND: The purpose for which the corporation is organized to engage in is any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

     THIRD: A. The total number of shares which the corporation is authorized to issue is twenty-five million (25,000,000), of which twenty-four million (24,000,000) shares shall be Common Stock, no par value, and one million (1,000,000) shares shall be Preferred Stock with no par value.

     B. The Board of Directors of the corporation is authorized at any time and from time to time, to issue the Preferred Stock in one or more series, and, in connection with the creation of each such series, to fix by the


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resolution or resolutions providing for the issue of shares thereof the number of shares to be included in such series, and the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, to the fullest extent now or hereafter permitted by the laws of the State of New Jersey. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, the date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

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          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption which amount may vary under different conditions and at different redemption dates;

          (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (viii) Any other relative rights, preferences and limitations of that series.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred


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Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     C. Except for and subject to those rights expressly granted to the holders of Preferred Stock, or any series thereof, pursuant hereto or pursuant to the authority hereby vested in the Board of Directors or except as may be provided by the laws of the State of New Jersey, the holders of Common Stock shall have exclusively all rights of shareholders including but not limited to the entire voting power, all dividends declared by the corporation and all assets of the corporation in the event of any liquidation, dissolution or winding up of the corporation. Subject to paragraph D of this Section Third covering elections of directors, each holder of Common Stock shall be entitled to one vote in person or by proxy for each share.

     D. At each election for directors each shareholder who is entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares


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owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of his shares shall equal, or to distribute such votes on the same principle among any number of such candidates.

     FOURTH: A. The number of directors constituting the entire Board of Directors shall be determined in the By-Laws as provided therein; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office; and provided further, that the number of directors constituting the entire Board of Directors shall be seven unless otherwise fixed by a majority of the entire Board of Directors.

     B. The Board of Directors shall be divided into three classes to be equal, or as nearly equal as possible, in number: Class A, Class B and Class C; the term of office of those of the Class A to expire at the annual meeting of shareholders next ensuing after the date of this Restated Certificate of Incorporation; of the Class B one year thereafter; of the Class C two years thereafter; and at each annual election held after such classification and election, directors of each


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class shall be chosen for three year terms to succeed those whose terms expire.

     C. The power to fill vacancies on the Board of Directors (whether by reason of resignation, removal with or without cause, creation of new directorships or otherwise) shall be vested solely in the Board of Directors, except as provided below, and vacancies may be filled by a majority of the directors then in office, although less than a quorum, unless all directorships are vacant, in which case the shareholders shall fill the then existing vacancies. Any director chosen by the Board of Directors to fill a vacancy shall hold office only until the next election of directors by shareholders and until that director's successor shall be elected and shall have qualified. In the case of removal of a director by the affirmative vote of the shareholders pursuant to Paragraph E of this Section Fourth, the vacancy created by such removal shall be filled by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote thereon; provided that should the shareholders entitled to vote thereon fail to elect a director to fill a vacancy caused by the removal of a director by the affirmative vote of the shareholders pursuant to


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Paragraph E of this Section Fourth, such vacancy shall be filled by the Board of
Directors as provided herein.

     D. Special meetings of the shareholders of the corporation for any purpose may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution of the Board of Directors or in the By-Laws of the corporation, include the power to call such meetings. Special meetings may also be called upon request, in writing, of the holders of record of 66 2/3% of the outstanding shares of stock entitled to vote at such a meeting.

     E. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by this Restated Certificate of Incorporation or the By-Laws of the corporation), any director or the entire Board of Directors of the corporation may be removed at any time, but only by the affirmative vote of the holders of record of 66-2/3% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a

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meeting of the shareholders called for that purpose, and the vacancy caused by such removal shall be filled as provided herein; provided that whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the provisions of this paragraph E of this Section Fourth shall not apply with respect to the director or directors elected by such holders of Preferred Stock and the provisions in the Certificate of Designation of such class or series of Preferred Stock shall apply, in respect of removal, with or without cause, of a director or directors so elected.

     FIFTH: The corporation shall, to the fullest extent permitted by Section 14A:3-5, Corporations, General, of the New Jersey Statutes, as it exists on the date hereof or as it may hereafter be amended, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall


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inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise.

     SIXTH: A director or officer shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of the duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

     SEVENTH: A. In addition to any affirmative vote required by the New Jersey Shareholders Protection Act, Section 14A:10A, Corporations General, of the New Jersey Statutes, as it exists on the date hereof or as it may hereafter be amended, or by any successor thereto, or this Restated Certificate of Incorporation, and except as otherwise expressly provided in


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paragraph B of this Section Seventh, no Business Combination (as hereinafter defined) shall be consummated unless such Business Combination shall have been approved by the affirmative vote of the holders of record of outstanding shares representing at least 66-2/3% of the voting power of the then outstanding Voting Shares (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required by law or that a lesser percentage may be specified in this Restated Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.

     B. The provisions of paragraph A of this Section Seventh shall not be applicable to any particular Business Combination and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Restated Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined) or all of the following conditions shall have been met:

          (i) The transaction constituting the Business Combination shall provide for consideration to be received by all holders of Common Stock in exchange for all their shares of


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     Common Stock, and the aggregate amount of the cash and the Fair Market
     Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

               (a) if applicable, the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by an Interested Person (1) within the two-year period immediately prior to the Announcement Date (as hereinafter defined), (2) within the two-year period immediately prior to the Determination Date (as hereinafter defined) or (3) in the transaction in which it became an Interested Person, whichever is highest; or

               (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher;

          (ii) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Shares other than Common Stock the aggregate amount of the cash


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     and the Fair Market Value as of the date of the consummation of the
     Business Combination of consideration other than cash to be received per share shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (ii) shall be required to be met with respect to every class and series of outstanding Voting Shares, whether or not an Interested Person has previously acquired any shares of a particular class of Voting Shares):

               (a) if applicable, the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid in order to acquire any shares of Common Stock beneficially owned by an Interested Person (1) within the two-year period immediately prior to the Announcement Date, (2) within the two-year period immediately prior to the Determination Date or (3) in the transaction in which it became an Interested person, whichever is highest; or

               (b) the Fair Market Value per share of such class or series of Voting Shares on the Announcement Date or the Determination Date, whichever is higher; or

               (c) if applicable, the highest preferential amount per share to which the holders of shares of such class or series of Voting Shares are entitled in the event


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          of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

          (iii) The price determined in accordance with subparagraphs (i) and
     (ii) of this paragraph B shall be subject to appropriate adjustment in the event of any recapitalization, stock dividend, stock split, combination of shares or similar event;

          (iv) The consideration to be received by holders of a particular class or series of outstanding Voting Shares (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Shares which are beneficially owned by an Interested Person and, if an Interested Person beneficially owns shares of any class or series of Voting Shares which were acquired with varying forms of consideration, the form of consideration for such class or series of Voting Shares which were acquired with varing forms of consideration, the form of consideration for such class or series of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Shares beneficially owned by it;

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          (v) After such Interested Person has become an Interested Person and prior to the consummation of such Business Combination, such Interested Person shall not have become the beneficial owner of any additional shares of Voting Shares except as part of the transaction in which it became an Interested Person;

          (vi) After such Interested Person has become an Interested Person, such Interested Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

          (vii) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or such rules or regulations) shall be mailed to the stockholders of the corporation, no later than the earlier of (a) thirty (30) days prior to any vote on the proposed Business


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     Combination or (b) if no vote on such Business Combination is required, sixty (60) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holders of Voting Shares other than an Interested Person (such investment banking firm to be selected by a majority of the Continuing Directors to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the corporation of such opinion).

     C. For the purposes of this section:

          (i) "Affiliate" of another Person shall mean (a) any Person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other Person; (b) any Person 5% or more of


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     whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; (d) any officer, director, partner, co-partner, or employee of such other Person; (e) if such other Person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other Person is an unincorporated investment company not having a board of directors, the depositor thereof.

          (ii) "Announcement Date" shall mean the date of the first public announcement of the proposed Business Combination.

          (iii)"Business Combination" shall mean;

               (a) any merger or consolidation of the corporation or any direct or indirect subsidiary of the corporation with (i) an Interested Person (as hereinafter defined) or (ii) any other Person (as hereinafter defined) whether or not itself an Interested Person which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Person, or

               (b) any sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other


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          disposition (in one transaction or a series of transactions) to or with (i) an Interested Person or (ii) any other Person (whether or not itself an Interested Person) which is, or after such sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition would be, an Affiliate of an Interested Person, directly or indirectly, of assets of the corporation (including, without limitation, any voting securities of any direct or indirect subsidiary of the corporation) or any direct or indirect subsidiary of the corporation, or both, having an aggregate Fair Market Value of $10,000,000 or more, or

               (c) the issuance or transfer by the corporation or any direct or indirect subsidiary of the corporation (in one transaction or in a series of transactions) of any securities of the corporation or any direct or indirect subsidiary of the corporation, or both, to (i) an Interested Person or (ii) any other Person (whether or not itself an Interested Person) which is, or after such issuance or transfer would be, an Affiliate of an Interested Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the corporation or any direct or


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          indirect subsidiary of the corporation which were not acquired by such
          Interested Person (or such other Person) from the corporation or a direct or indirect subsidiary of the corporation, or

               (d) the adoption of any plan or proposal for the liquidation, dissolution or winding up of the corporation proposed by or on behalf of (i) an Interested Person or (ii) any other Person (whether or not itself an Interested Person) which is or after such liquidation, dissolution or winding up would be, an Affiliate of an Interested Person, or

               (e) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its direct or indirect subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any direct or indirect subsidiary of the corporation directly or indirectly beneficially owned by (i) an Interested Person or (ii) any other Person (whether or not itself an Interested Person) which is, or after such reclassification, recapitalization, merger or


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          consolidation or other transaction would be, an Affiliate of an
          Interested Person.

          (iv) "Continuing Director" shall mean (i) any member of the Board of Directors of the corporation, while such Person is a member of the Board, who is not an Interested Person, or an Affiliate of an Interested Person, or a representative or nominee of an Interested Person or of any such Affiliate, and who was a member of the Board prior to the date of this Restated Certificate of Incorporation, or (ii) any Person who subsequently becomes a member of the Board, while such Person is a member of the Board, who is not an Interested Person, or an Affiliate of an Interested Person, or a representative or nominee of an Interested Person or of any such Affiliate, if such Person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

          (v) "Determination Date" shall mean the date on which an Interested Person became an Interested Person.

          (vi) "Fair Market Value" on a specified date shall mean (i) with respect to shares of Common Stock or shares of any other class or series of Voting Shares, of the average of the bid and asked closing prices at which one such share is traded on the over-the-counter market, as reported on the

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     National Association of Security Dealers Automated Quotation System, or on
     the stock exchange, if any, on which such shares are primarily traded, but if no such shares were traded on such date, then on the last previous date on which a share was so traded, or, if none of the above are applicable, the value of a share as established by the Continuing Directors for such date using any reasonable method of valuation, and (ii) with respect to all other property, real or personal, other than cash, the fair market value of that property on the date in question as determined by the Board of Directors in good faith.

          (vii) "Interested Person" shall mean any Person other than the corporation that:

               (1) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Shares of the corporation; or

               (2) is an Affiliate of that Person and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

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          (viii) "Person" shall mean an individual, corporation, a partnership, an association, a joint-stock company, a trust or any unincorporated organization.

          (ix) "Voting Shares" shall mean stock of all classes and series of the corporation entitled to vote generally in the election of directors.

     D. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Section Seventh, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Section Seventh including, without limitation, (i)whether a Person is an Interested Person, (ii) the number of shares of Voting Shares beneficially owned by any Person, (iii) whether a Person is an Affiliate of another, (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more, (v) whether the requirements of this Section Seventh have been met and (vi) such other matters with respect to which a determination is required under this Section Seventh. The good faith determination of a majority of


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the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Section Seventh.

     E. Nothing contained in this section shall be construed to relieve the members of the Board of Directors or an Interested Person from any fiduciary obligation imposed by law.

     F. The fact that any Business Combination complies with the provisions of this Section Seventh shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     EIGHT: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions of this


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Restated Certificate of Incorporation relating to (i) cumulative voting (Section
Third, Paragraph D), (ii) any matter with respect to the Board of Directors (all of Section Fourth), (iii) the merger or consolidation of the corporation
(Section Seventh), and (iv) the amendment, alteration, change or repeal of this Restated Certificate of Incorporation (Section Eighth) may not be amended without the affirmative vote of the holders of 66-2/3% of the shares entitled to vote in the election of directors.

     NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend, alter, change and repeal the By-Laws of the corporation.

     TENTH: The address of the corporation's current registered office is 2840 Morris Avenue, Union, New Jersey 07083 and the name of the corporation's current registered agent is Eric R. Elwin.

     ELEVENTH: The number of directors constituting the current Board of Directors is five. The name and addresses of the directors constituting the current Board of Directors are:

         Name                                        Address
         ----                                        -------

         Alan Turtletaub                             65 Dorison Drive
                                                     Short Hills, NJ 07078

         Marc Turtletaub                             4434 Mapel Lane
                                                     Carmichael, CA  95608

         Morton Dear                                 22 Fordham Road
                                                     Livingston, NJ 07039

         Anthony R. Medici                           37 Remington Drive
                                                     Edison, NJ  08817

         Harry Puglisi                               46 Wisteria Street
                                                     Edison, NJ  08817

         DATED, this 17th day of June, 1991.

                                            THE MONEY STORE INC.

                                            By:
                                                 ---------------------
                                                 Morton Dear
                                                 Executive Vice President
                                                 and Secretary




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                    CERTIFICATE REQUIRED TO BE FILED WITH THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              THE MONEY STORE INC.

     Pursuant to the provisions of Section 14A:9-5(5), Corporations, General, of the New Jersey Statutes, the undersigned corporation hereby executes the following certificate:

     FIRST: The name of the corporation is The Money Store Inc.

     SECOND: The Restated Certificate of Incorporation was adopted on the 17th day of June, 1991.

     THIRD: At the time of the adoption of the Restated Certificate of Incorporation, the number of shares outstanding was 92.9. The total of such shares entitled to vote thereon, and the vote of such shares was:

    Total Number of Shares          Number of Shares Voted
       Entitled to Vote              For           Against
       ----------------              ---           -------

             92.9                   92.9              0


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     At the time of the adoption of the Restated Certificate of Incorporation, the number of outstanding shares of each class or series entitled to vote thereon as a class and the vote of such shares, was:

                         Total Number of Shares      Number of Shares Voted
   Class or Series          Entitled to Vote           For          Against
   ---------------          ----------------           ---          -------

    Common Stock                  92.9                 92.9             0


     FOURTH: Not applicable.

     FIFTH: This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by amending and restating the provisions of the Certificate of Incorporation in their entirety.

     SIXTH: The effective date of this amendment shall be June 17, 1991.

DATED this 17th day of June, 1991.

                                              THE MONEY STORE INC.

                                              By:____________________
                                                 Morton Dear
                                                 Executive Vice President



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